                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

            Information statement pursuant to Rule 13d-1 and 13d-2


                                PUMA TECHNOLOGY
                  ------------------------------------------
                               (Name of Issuer)

                        Common Stock, $0.001 par value
                  ------------------------------------------
                        (Title of Class of Securities)

                                   745887109
                  ------------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        (Continued on following page(s))

                              (Page 1 of 5 pages)

-----------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                 ---------------------
  CUSIP NO. 745887109                                      Page 2 of 5 Pages
------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

      Welch & Forbes, Inc.
      #04-2530651

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Organized under the laws of Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              1,147,492

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            429,200
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING              1,147,492

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             429,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                 1,576,692
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

         12.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         1A

------------------------------------------------------------------------------



                               Page 2 of 5 Pages

Item 1.   (a)  Name of Issuer:
-------        --------------

          PUMA TECHNOLOGY, INC.

          (b)  Address of Issuer's Principal Executive Offices:
               ------------------------------------------------
          2550 North First Street, Suite 500

          San Jose, CA  95131

Item 2.   (a)  Name of Person Filing:
-------        ----------------------
          Welch & Forbes, Inc.

          (b)  Address of Principal Business Office of Person Filing:
               ------------------------------------------------------

          45 School Street, Boston, MA  02108

          (c)  Citizenship:
               ------------

          Organized under the laws of Massachusetts

          (d)  Title of Class of Securities:
               -----------------------------

          Common Stock, $0.001 par value

          (e)  CUSIP Number:
               -------------
          745887109

Item 3.   Status of Person Filing Pursuant to Rules 13d-1(b) or 13d-2(b):
-------   ---------------------------------------------------------------
          Not applicable

Item 4.   Ownership:
-------   ----------
          (a) Amount beneficially owned as of March 31, 1999: See Item 9 of Cover Page

                               Page 3 of 5 Pages

          (b)  Percent of Class:  See Item 11 of Cover Page

          (c) Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: See Item 5 of Cover Page

               (ii) Shared power to vote or to direct the vote: See Item 6 of Cover Page

               (iii) Sole power to dispose or to direct the disposition of: See
                     Item 7 of Cover Page

               (iv)  Shared power to dispose or to direct the disposition of:
                     See Item 8 of Cover Page

Item 5.   Ownership of Five Percent or Less of a Class:
-------   ---------------------------------------------
          Not applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
-------   ----------------------------------------------------------------
          Not applicable

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
-------   ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          ---------------------------------------------------------
          Not applicable

Item 8.   Identification and Classification of Members of the Group:
-------   ----------------------------------------------------------
          Not applicable

Item 9.   Notice of Dissolution of Group:
-------   -------------------------------
          Not applicable

                               Page 4 of 5 Pages

Item 10.  Certification:
--------  --------------

          By signing below, I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    WELCH & FORBES, INC.


                                        /s/ V. William Efthim
                                       ---------------------------------------
                                          V. William Efthim
                                          Vice President

Date:  March 31, 1999
       -----------------------

                               Page 5 of 5 Pages